April 20, 2007

First Niagara Financial Group, Inc. Announces Common Stock Repurchase Program
and Declares Quarterly Dividend

Lockport, N.Y. - First Niagara Financial Group, Inc. (NASDAQ: FNFG) announced that its Board of Directors has authorized FNFG management to repurchase up to 5.4 million (5%) additional shares of its outstanding common stock, as part of its ongoing capital management program. This authorization supplements the current share buyback program announced in March 2006, under which 2.5 million shares remain available for repurchase.

The Board of Directors has also declared a quarterly dividend of thirteen cents ($0.13) per share on outstanding FNFG common stock. The dividend is payable on May 23, 2007 to stockholders of record on May 9, 2007.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $7.9 billion and deposits of $5.7 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 119 branches and several financial services subsidiaries across New York State.

Officer Contacts

John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Ann M. Segarra	Corporate Controller
(716) 625-7509
ann.segarra@fnfg.com

Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com